SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

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                             KMART CORPORATION
              (Name of registrant as specified in its charter)

                             KMART CORPORATION
                 (Name of Person(s) Filing Proxy Statement)

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          May 20, 1994

          Mr. Tim Culler
          Invesco Capital Management
          1315  Peachtree Street, Northeast
          5th Floor
          Atlanta, Georgia  30309

          Dear Mr. Culler:

                    During our conversation last week regarding
          Kmart's targeted stock proposal, you referenced Michael Exstein's research report on our proxy statement as a source of concern. We felt it would be helpful to respond to the points raised by Mr. Exstein and provide some facts and data that we hope you find helpful.
          Again, we have every confidence that when you examine the merits of our proposal you will find that it provides a clear opportunity to enhance shareholder value.

                    Following are our responses to each of Mr.
          Exstein's major points in the order they are raised in his research report.

                    Mr. Exstein's first point is that "the targeted stock offering is a very complex structure which allows management a wide degree of discretion." Our response is as follows:

                    Although the structure could be
                    perceived as complex, targeted stock
                    allows us to gain the following
                    advantages over a direct stock
                    offering.

                    *    Lower administrative overhead
                    *    Cheaper borrowing under consolidated credit
                    *    More favorable lease rates and store
                         locations
                    *    Streamlined governance (one Board)
                    *    Future restructuring flexibility
                    *    Tax efficiency
                         *    Avoids capital gains
                         *    Maintains tax consolidation
                         *    Permits tax-free spin off in the
                              future

                    We believe that these advantages will ultimately allow us to create greater value for Kmart shareholders than in a direct stock offering.

                    The nature of the transaction and
                    subsequent business and accounting
                    changes will increase management
                    accountability and business segment
                    understanding as follows:

                    *    Each business will be accounted for
                         separately as well as on a consolidated
                         basis. Therefore, you will know how each business is independently performing, including the Kmart Group (discount stores) as a stand-alone entity.

                    *    Analyst coverage should increase as
                         analysts track individual businesses
                         instead of simply Kmart Corporation as a whole.

                    The Board already has broad discretion to issue authorized but unissued shares of common stock or preferred stock in any transaction in which they believe it is in the best interests of shareholders. Therefore, the targeted stock structure does not meaningfully enhance the Board's discretion to raise equity; it will, however, provide the Board with more alternatives to raise equity should it decide to do so.

                    Mr. Exstein's second point, raised numerous
          times in his report, is that "this offering does not
          represent actual equity of each specialty division ....
          This will likely result in a lower valuation to KM than the direct sale of equity in those divisions." We do not agree.

                    An examination of all of the targeted stocks in the market today indicates that they trade based on the fundamentals of the underlying business.

                    Exstein uses USX's targeted stock issuance of its Marathon Group stock as an example of an offering "penalized" by its financial structure. In fact, as the accompanying chart illustrates, Marathon Group has traded in line with -- often at the high end of -- industry comparables. Another accompanying graph demonstrates that Marathon Group targeted stock traded in tandem with its peer group until 1992, when the stock fell in anticipation of a dividend cut. Since Marathon announced its cut in October 1992, it has again traded in tandem with the comparables. Marathon's trading history demonstrates that the market's treatment of that stock is comparable to that of a stand-alone integrated energy company.

                    We believe that any potential "discount" the market might apply (again, which the empirical evidence does not support) will be more than offset by the advantages referenced above, including the fact that Kmart would have no tax liability upon the sale of targeted stock. Furthermore, many of the administrative costs of operating a stand-alone public company are also substantially decreased. We believe these advantages should drive higher earnings and, consequently, a higher valuation.

                    Finally, it should be pointed out that Mr.
                    Exstein's use of United Technologies as an example of the potential difficulty our issue might face is not applicable to the Kmart targeted stock offering. By Mr. Exstein's admission, the United Technologies offering is "not exactly a comparable financial structure." In fact, the United Technologies proposal is not by any means a targeted stock offering. Furthermore, that offering was postponed due to unfavorable market conditions, not because of its financial structure.

                    Third, although Mr. Exstein concedes that dilution to Kmart's shareholders would be minimal, he raises concerns that prospective purchasers of a Specialty Retail Stock "would not be provided any rights specifically related to their separate series."

                    Once again, the targeted stocks that have been issued in the last three years (i.e., USX, Ralston Purina, Pittston and Fletcher Challenge) have substantially the same rights as the Specialty Retail Stock and trade on their operating fundamentals, not on their structure. This issue should not be detrimental to a current holder of Kmart common stock since, as stated above, these rights will not adversely affect the market value of the Specialty Retail Stock.

                    Mr. Exstein's fourth concern is the Board's ability to "force the exchange of targeted stock at its discretion under a predetermined formula."

                    This feature, which is virtually identical to the exchange rights contained in Ralston Purina's and Pittston's targeted stocks, should be viewed as an advantage to a current holder of Kmart common stock. This right provides the Board with more flexibility than a direct subsidiary offering in determining when and how to sell a targeted business or undertake a corporation transaction. It allows the Board to look at a proposed transaction with a view to maximizing value for all Kmart shareholders.

                    Finally, Mr. Exstein notes that the Specialty Retail Groups will require additional capital to execute their expansion plans this year and that the proceeds from the offering will go to Kmart and not the individual units.

                    Mr. Exstein fails to note that the
                    initial balance sheets of the Specialty
                    Retail Group are virtually free of debt, substantially all of which has been attributed to the Kmart Group. Moreover, the Board's discretion to characterize an advance to a Specialty Retail Group as a short-term or long-term loan or as equity, coupled with the groups' ability to take advantage of Kmart's consolidated credit rating, will result in more readily available and lower cost capital than would be available to a stand-alone subsidiary. This benefit, which will be shared by the Kmart Group through its retained interest in the Specialty Retail Group, is a unique advantage of targeted stock and a major benefit and competitive advantage for the specialty businesses. In addition, the Kmart Group's receipt of the proceeds of the initial offerings is clearly beneficial to the current holders of Kmart common stock.

                    We hope that this response helps address any concerns raised by Mr. Exstein's report. Based on our analysis of the benefits of the Entrepreneurially-Led, Ownership Culture (ELOC) model of retailing we shared with you, as well as the attractive features of these offerings, we are convinced that our proposal will maximize value for all shareholders.

                    If you have any further questions regarding our proposal, please feel free to call me anytime at 810-643-1879 or Tom Murasky at 810-643-1158. We appreciate Invesco's significant investment in Kmart, and look forward to unlocking significant value in that investment through the targeted stock offerings.

                                        Sincerely,

                                        G.R. Mrkonic

      USX- MARATHON GROUP
      VALUATION

          *    The following table illustrates that Marathon is currently valued in-line with its respective comparable companies.

                                                        MARATHON                    COMPARABLES (1)
                                                          GROUP                MEAN             MEDIAN
                                                        ________               ____             ______
              Price/1993 EPS                               17.5x               14.6x             14.7x

              Price/1994E EPS (2)                          18.4                19.5              17.1

              Price/1995E EPS (2)                          13.4                16.0              15.9
              Firm Value/LTM EBITDA                         6.8x                6.6x              6.3x

              Market Value/LTM Oper. Cash Flow from         5.3                 5.9               6.1
              Ops.

              Implied Market Value of Reserves:
                    $/boe                                  $5.97               $6.18             $6.20

                    After-tax SEC Value                     2.36                2.90              3.20

              Dividend Yield                                4.0%                3.4%              3.5%


          1    Comparables include Amerada Hess, Amoco, Arco, Phillips and Unocal.

          2    Earnings estimates as of 5/4/94; prices as of 5/16/94.

          USX- MARATHON GROUP (Trading History)

          * USX's Marathon Group stock has traded on its operating fundamentals since its initial issuance in May 1991.

          * A January 1992 offering raised $560 million at trading multiples that met or surpassed those of comparable companies.

          * By mid-1992, however, a downturn in Marathon's business led the investment community to expect a dividend cut.

          * On October 27, 1992, USX announced the well-anticipated dividend cut on its Marathon Group stock, and since that time, the stock has performed in parallel to other integrated energy companies (Amerada Hess, Amoco, Arco, Phillips and Unocal).

                   [Graph tracking the price of Marathon Group Stock and a composite of comparable energy companies' stock (i.e., Amerada Hess, Amoco, Arco, Phillips and Unocal]